Exhibit 15.1

Unaudited Pro Forma Condensed Combined Financial Information

Capitalized terms used but not defined herein shall have the meanings as terms defined and included elsewhere in the Report and, if not defined in the Report, in the proxy statement/prospectus dated February 3, 2023 (the “Proxy Statement/Prospectus”) filed by New PubCo with the SEC as part of its Registration Statement on Form F-4 (File. No. 333-268795), filed on January 30, 2023.

Introduction

The following unaudited pro forma condensed combined financial information provides additional information regarding the financial aspects of the Business Combination of Emergencia and HPX including the related transactions that fall within the scope of the Business Combination. For additional information about the Business Combination, see the section entitled “Explanatory Note” of the Report. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of:

•	the Business Combination; and

•	the WOB Acquisition.

Description of the Business Combination

On July 5, 2022, Emergencia, Ambipar, New PubCo, Merger Sub and HPX entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby.

As contemplated by the Business Combination Agreement and the Contribution Agreement, immediately prior to the First Effective Time, Ambipar contributed all the issued and outstanding equity of Emergencia, in the context of the Pre-Closing Exchange, to Merger Sub, in exchange for the issuance of a certain number of Merger Sub shares. As a result, Emergencia became a wholly owned subsidiary of Merger Sub.

Following the transaction, receipt of HPX shareholder approval and the satisfaction or waiver of certain other closing conditions set forth in the Business Combination Agreement, at the Closing, HPX merged with and into New PubCo, with New PubCo as the surviving entity. Immediately thereafter, Merger Sub merged with and into New PubCo, with New PubCo as the final surviving entity and a “foreign private issuer.”

As a result of the above transactions, Emergencia became a wholly owned subsidiary of New PubCo, and New PubCo became controlled by Ambipar.

For more information about the Business Combination, please see the section entitled “Explanatory Note” of the Report.

Description of the WOB Acquisition

On September 13, 2022, Ambipar USA, Emergencia’s wholly owned subsidiary, entered into a purchase and sale agreement with the WOB Sellers and Seacor to acquire all of the issued and outstanding membership interests in Witt O’Brien’s, LLC for cash, which closed on October 24, 2022. After the consummation of the WOB Acquisition, Witt O’Brien’s, LLC became an indirect wholly owned subsidiary of Emergencia. For further information on the WOB Acquisition and the risks related thereto, see the sections titled “Risk Factors — Risks relating to the WOB Acquisition” and “Business of Emergencia — The WOB Acquisition” included in the Proxy Statement/Prospectus.

Accounting Treatment of the Business Combination

HPX did not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and therefore the Business Combination was considered as a capital reorganization and accounted for as a share-based payment transaction under IFRS 2 Share-Based Payments. As a result, the difference between the fair value of the equity instruments issued to acquire HPX and the fair value of the identifiable net assets acquired represents a stock exchange listing service of New PubCo, as further discussed in Note 1 to the unaudited pro forma condensed combined financial information. The cost of this service was recognized as an expense immediately upon the consummation of the Business Combination.

Accordingly, the combined financial statements of Emergencia have become the historical financial statements of New PubCo; the assets, liabilities, and results of operations of HPX have been consolidated with New PubCo beginning on the Closing Date. For accounting purposes, the financial statements of New PubCo represent a continuation of the financial statements of Emergencia. The net assets of HPX were stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be presented as those of Emergencia in future periodic reports of New PubCo.

Accounting Treatment of the WOB Acquisition

The WOB Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations. Under this method, New PubCo recorded the fair value of assets acquired and liabilities assumed from Witt O’Brien’s using preliminary estimates. The WOB Acquisition has been consummated as of the date of the preparation of the unaudited pro forma condensed combined financial information.

Prior to the WOB Acquisition, Seacor applied the acquisition method of accounting and elected to pushdown purchase accounting adjustments to Witt O’Brien’s, which is allowed under U.S. GAAP. As part of Witt O’Brien’s conversion from U.S. GAAP to IFRS, these purchase accounting adjustments were reversed. See Note 5 in “— Notes to Unaudited Pro Forma Condensed Combined Financial Information” below for additional information on pro forma adjustments.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 gives pro forma effect to the Business Combination and the WOB Acquisition as if they had been consummated as of June 30, 2022. The unaudited pro forma interim condensed combined statements of income for the six months ended June 30, 2022 and unaudited pro forma condensed combined statements of income for the year ended December 31, 2021 give pro forma effect to the Business Combination and the WOB Acquisition as if they had been consummated as of January 1, 2021, the first day of New PubCo’s 2021 fiscal year. This information should be read together with the audited and unaudited historical financial statements of each of Emergencia, HPX, and Witt O’Brien’s, including the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Emergencia,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HPX,” “Merger Proposals,” and other financial information included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Business Combination, the WOB Acquisition and the related transactions. It sets forth and is derived from the following:

•	Emergencia’s historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, included in the Proxy Statement/Prospectus;

•	Emergencia’s historical audited combined financial statements as of December 31, 2021, December 31, 2020 and January 1, 2020 and for the years ended December 31, 2021 and 2020, included in the Proxy Statement/Prospectus;

•	HPX’s historical unaudited interim condensed financial statements as of June 30, 2022 and for the three and six months ended June 30, 2022 and 2021, included in the Proxy Statement/Prospectus;

•	HPX’s historical financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from March 20, 2020 (inception) through December 31, 2020, included in the Proxy Statement/Prospectus;

•	Witt O’Brien’s historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, included elsewhere in the Proxy Statement/Prospectus;

•	Witt O’Brien’s historical consolidated financial statements as of December 31, 2021 and 2020, and for the Successor Period April 15, 2021 through December 31, 2021 and the Predecessor Period January 1, 2021 through April 14, 2021 and the year ended December 31, 2020, included in the Proxy Statement/Prospectus;

•	Pro forma transaction accounting and financing adjustments to give effect to the Business Combination, the WOB Acquisition and the issuance of New PubCo’s shares contemplated at Closing on New PubCo’s combined statement of financial position as of June 30, 2022, as if the Business Combination and the WOB Acquisition had closed on June 30, 2022; and

•	Pro forma adjustments to give effect to the Business Combination, the WOB Acquisition and the issuance of shares contemplated at Closing on New PubCo’s combined statement of income for the six months ended June 30, 2022 and for the year ended December 31, 2021 as if the Business Combination and the WOB Acquisition had closed on January 1, 2021, the first day of New PubCo’s 2021 fiscal year.

•	Pro forma adjustments to give effect to all HPX Redemptions.

Transaction costs related to the Business Combination include all fees, costs, and expenses, paid or payable, by (a) any of the Group Companies, New PubCo or Merger Sub and (b) HPX or any of its affiliates, prior to and through the Closing Date. New PubCo paid all transaction costs that remain unpaid as of the Closing Date, up to the amount of the expenses cap of R$53.0 million (US$9.5 million) for the Group Companies, New PubCo and Merger Sub and R$47.4 million (US$8.5 million) for HPX and its affiliates. Transaction expenses paid or payable by the Group Companies, New PubCo or Merger Sub exceeded their expenses cap and Ambipar’s shares were adjusted as a result of the excess. The amount of New PubCo Class B Ordinary Shares issued to Ambipar was adjusted downwards by $3,572,446, which is the amount corresponding, at one share for every $10.00, to the transaction expenses incurred by Emergencia in excess of $9,500,000 not reimbursed by Ambipar pursuant to the terms of the Business Combination Agreement. Transaction costs of an equity transaction were accounted for as a deduction from equity. Further, any transaction costs incurred jointly in relation to a concurrent offering of shares and a stock exchange listing were allocated to these transactions using a rational basis of allocation, which is consistent with similar transactions. For pro forma purposes, such costs were recorded as a reduction in cash with a corresponding reduction from equity.

This unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates made and considered appropriate by Emergencia’s and HPX’s management; however, it is not necessarily indicative of what Emergencia’s consolidated financial condition or results of operations would have been assuming the Business Combination and the WOB Acquisition had been consummated as of the dates indicated, nor does it purport to represent the consolidated financial position or results of operations of the combined company for future periods. The audited and unaudited combined financial statements of Emergencia have been derived from Ambipar’s historical accounting records and reflect certain allocation of expenses. All the allocations and estimates in such financial statements are based on assumptions that Emergencia’s management believes are reasonable.

The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of New PubCo following the Closing. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. This unaudited pro forma condensed combined financial information does not contemplate any impacts of any synergies for New PubCo following the Business Combination and the closing of the WOB Acquisition. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors” of the Proxy Statement/Prospectus.

The historical financial statements of Emergencia have been prepared in accordance with IFRS and in its presentation currency of the Brazilian reais (R$). The historical financial statements of HPX have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. dollar (US$). The condensed combined pro forma financial information reflects IFRS, the basis of accounting to be used by New PubCo, and no material accounting policy difference is identified in converting HPX’s historical financial statements to IFRS. The historical financial statements of Witt O’Brien’s have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. dollar (US$). The condensed combined pro forma financial information reflects IFRS, the basis of accounting to be used by New PubCo, and accounting policy differences identified in converting Witt O’Brien’s historical financial statements to IFRS are included at note 4 to the unaudited pro forma condensed combined financial information. The adjustments presented in the pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company after giving effect to the Business Combination and the WOB Acquisition. HPX, Emergencia and Witt O’Brien’s did not have any historical relationship prior to the Business Combination and the WOB Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the entities.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the redemption of 19,472,483 HPX Class A Ordinary Shares in connection with the Initial Extension, the redemption of 3,650,973 HPX Class A Ordinary Shares in connection with the Second Extension, and the redemption of 1,258,439 HPX Class A Ordinary Shares in connection with the redemption by HPX shareholders who exercised their redemption rights prior to the the HPX Extraordinary General Meeting (the “Final Redemption”).

The following table summarizes the New PubCo Ordinary Shares and New PubCo Restricted Stock Units issued and outstanding immediately after the Business Combination, exclusive of the exercise of any New PubCo Warrants that will become exercisable on April 2, 2023, which is 30 days after Closing:

Pro Forma Equity Capitalization at Closing(1)	Class A and Class B Ordinary Shares	%
	(in millions)
Ambipar(2)	39.23	70.8%
HPX public shareholders (other than the Sponsor and its affiliates (consisting of the Insiders and Rafael Grisolia)(3)	0.96	1.7%
Sponsor and its affiliates (consisting of the Insiders and Rafael Grisolia)(4)	1.92	3.5%
PIPE Investors(5)(6)	13.32	24.0%
Total shares of New PubCo common stock outstanding at closing of the Transaction	55.43	100%

(1)	Excludes New PubCo Warrants. For additional information with respect to the dilutive effects of the New PubCo Warrants, see “Summary of the Proxy Statement/Prospectus — Ownership of New PubCo Upon Completion of the Business Combination” included in the Proxy Statement/Prospectus.
(2)	Includes the 34,184,746 New PubCo Class B Ordinary Shares issued to Ambipar at Closing pursuant to the Business Combination Agreement as well as 5,050,000 New PubCo Class B Ordinary Shares subscribed for and purchased by Ambipar as part of the Ambipar PIPE Financing at a purchase price of $10.00 (R$52.38) per share, pursuant to the Ambipar Subscription Agreement. Excludes the Earn-Out Shares.
(3)	Includes 37,100 New PubCo Class A Ordinary Shares issued to the Non-Redeeming Shareholders and the XP Non-Redeeming Shareholder in a private placement, on the Closing Date, in consideration of the agreements of such Non-Redeeming Shareholders and XP Non-Redeeming Shareholder under their respective Non-Redemption Agreements and XP Non-Redemption Agreement.
(4)	Includes (i) 1,836,100 New PubCo Class A Ordinary Shares held by the Sponsor, (ii) 20,000 New PubCo Class A Ordinary Shares held by each of the three Insiders and (iii) 20,000 fully vested New PubCo Restricted Stock Units that represent 20,000 non-redeemable New PubCo Class A Ordinary Shares that will settle on a date as soon as practicable following Closing but in no event more than 30 days after the Closing Date.
(5)	On February 10, 2023, Cygnus sent the Cygnus Notice to HPX and New PubCo whereby, pursuant to the Cygnus Option, it elected not to be bound by the Cygnus Non-Redemption Agreement and instead to subscribe for 300,000 New PubCo Class A Ordinary Shares pursuant to the Cygnus Subscription Agreement for aggregate gross proceeds of $3,000,000. For more information, about the agreement, see the section titled “Explanatory Note” in the Report.
(6)	Includes 11,450,000 New PubCo Class A Ordinary Shares issued to the PIPE Investors, including Cygnus, under the PIPE Financing pursuant to the Subscription Agreements, and an additional 1,873,800 New PubCo Class A Ordinary Shares issued to the PIPE Investors, including Cygnus, in consideration of their subscription commitments under their respective Subscription Agreements (1,810,000 of which being issued to Opportunity Agro Fund).

The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of New PubCo following the Business Combination and the WOB Acquisition. The unaudited pro forma adjustments represent management’s estimates based on information currently available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used, including in respect of the matters further described in Notes 1 and 2, to present the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2022
(In thousands of Brazilian reais, except when indicated otherwise)

	Emergencia Historical (IFRS)		HPX Historical (IFRS, See Note 2 for U.S. GAAP to IFRS Conversion)		Witt O’Brien’s Historical (IFRS, See Note 4 for U.S. GAAP to IFRS Conversion)		Transaction Accounting Adjustments			Financing Adjustments(1)			Witt O’Brien’s Transaction Accounting Adjustments (See Note 5)			Witt O’Brien’s Financing Adjustments			Pro Forma Combined		Proforma Combined In US$ Thousands(2)
Cash and cash equivalents	R$	157,230	R$	4,078	R$	9,046	R$	(70,270)	a, b, c (i), c (ii), d, i	R$	864,270	n	R$	(877,831)	A	R$	471,420	o	R$	557,943	$106,519
Trade and other receivables		326,072		—		604,900		—			—			(273,199)	D		—			657,774	125,577
Advances to suppliers		26,561		—		—		—			—			—			—			26,561	5,071
Prepaid expenses		18,086		302		5,458		—			—			—			—			23,846	4,552
Inventories		13,408		—		—		—			—			—			—			13,408	2,560
Other accounts equivalents		25,539		—		1,031		—			—			—			—			26,570	5,073
Other tax assets		11,685		—		—		—			—			—			—			11,685	2,231
Current tax assets		6,747		—		—		—			—			—			—			6,747	1,288
Total current assets		585,328		4,380		620,436		(70,270)			864,270			(1,151,030)			471,420			1,324,534	252,871

Marketable securities held in Trust Account		—		1,327,212		—		(1,327,212)	a		—			—			—			—	—
Related party loans		41,041		—		—		—			—			—			—			41,041	7,835
Deferred taxes		6,308		—		8,826		—			—			—			—			15,134	2,889
Judicial deposits		116		—		—		—			—			—			—			116	22
Other accounts receivable		21,521		—		—		—			—			—			—			21,521	4,109
Other long term assets		—		—		10,282		—			—			—			—			10,282	1,963
Property, plant and equipment		421,510		—		19,637		—			—			—			—			441,147	84,221
Goodwill		720,300		—		149,314		—			—			240,917	C		—			1,110,531	212,014
Intangible assets		9,945		—		30,338		—			—			332,132	C		—			372,415	71,099
Total noncurrent assets		1,220,741		1,327,212		218,397		(1,327,212)			—			573,049			—			2,012,187	384,152
Total assets	R$	1,806,069	R$	1,331,592	R$	838,833	R$	(1,397,482)		R$	864,270		R$	(577,981)		R$	471,420		R$	3,336,721	$637,023

Loans and financing	R$	38,475	R$	—	R$	—	R$	—		R$	—		R$	—		R$	—		R$	38,475	$7,345
Debentures		13,409		—		—		—			—			—			—			13,409	2,560
Promissory note – related party		—		3,667		—		(3,667)	b		—			—			—			—	—
Accounts payable and accrued expenses		51,701		3,576		120,532		—			—			—			—			175,809	33,564
Accrued offering costs		—		837		—		(837)	c (i)		—			—			—			—	—
Labor obligations		32,198		—		23,309		—			—			—			—			55,507	10,597
Dividends payable		31,469		—		—		—			—			—			—			31,469	6,008
Current income tax and social contribution payable		7,369		—		4,054		—			—			—			—			11,423	2,181

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION
(continued)
AS OF JUNE 30, 2022
(In thousands of Brazilian reais, except when indicated otherwise)

	Emergencia Historical (IFRS)		HPX Historical (IFRS, See Note 2 for U.S. GAAP to IFRS Conversion)		Witt O’Brien’s Historical (IFRS, See Note 4 for U.S. GAAP to IFRS Conversion)		Transaction Accounting Adjustments			Financing Adjustments(1)			Witt O’Brien’s Transaction Accounting Adjustments (See Note 5)			Witt O’Brien’s Financing Adjustments		Pro Forma Combined		Proforma Combined In US$ Thousands(2)
Other tax payable		22,273		—		—		—			—			—			—		22,273	4,252
Obligations from acquisition of investment		129,481		—		—		—			—			—			—		129,481	24,720
Other bills to pay		35,765		—		32,062		—			—			—			—		67,827	12,949
Lease liabilities		11,244		—		2,598		—			—			—			—		13,842	2,643
Total current liabilities		373,384		8,080		182,555		(4,504)			—			—			—		559,515	106,819
Noncurrent Liabilities:
Warrant liability		—		8,249		—		—			—			—			—		8,249	1,575
Deferred underwriting fee payable		—		46,382		—		(46,382)	e		—			—			—		—	-
Loans and financing		130,997		1,327,212		70,990		(1,327,212)	d, f		—			—			471,420		673,407	128,562
Debentures		330,201		—		—		—			—			—			—		330,201	63,040
Deferred legal fees		—		16,198		—		—			—			—			—		16,198	3,092
Other tax expenses		7,626		—		—		—			—			—			—		7,626	1,456
Related party loans		365,111		—		—		—			—			—			—		365,111	69,704
Deferred income tax and social contribution		35,832		—		—		—			—			—			—		35,832	6,841
Obligations from acquisition of investment		134,482		—		—		—			—			—			—		134,482	25,674
Provisions for contingencies		129		—		—		44,654	g, h		—			—			—		44,783	8,550
Other bills to pay		19,157		—		8,533		—			—			—			—		27,690	5,286
Lease liabilities		22,100		—		11,869		—			—			—			—		33,969	6,485
Total noncurrent liabilities		1,045,635		1,398,041		91,392		(1,328,940)			—			—			471,420		1,677,548	320,265
Total liabilities	R$	1,419,019	R$	1,406,121	R$	273,947	R$	(1,333,444)		R$	—		R$	—		R$	471,420	R$	2,237,063	$427,084
Shareholders’ Equity (Deficit)
Share Capital (historical)		261,920		—		5		(261,920)	i		—			(5)	B		—		—	—
Preference shares, $0.0001 par value (converted equivalent par value being R$0.0005); 5,000,000 shares authorized; none issued and outstanding		—		—		—		—			—			—			—		—	—
Class A ordinary shares, $0.0001 par value (converted equivalent par value being R$0.0005); 500,000,000 shares authorized; none issued and outstanding (excluding 25,300,000 shares subject to possible redemption) as of June 30, 2022(3)		—		—		—		26	f, j, k		314	n		—			—		340	65

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION
(continued)
AS OF JUNE 30, 2022
(In thousands of Brazilian reais, except when indicated otherwise)

	Emergencia Historical (IFRS)		HPX Historical (IFRS, See Note 2 for U.S. GAAP to IFRS Conversion)		Witt O’Brien’s Historical (IFRS, See Note 4 for U.S. GAAP to IFRS Conversion)		Transaction Accounting Adjustments			Financing Adjustments(1)			Witt O’Brien’s Transaction Accounting Adjustments (See Note 5)			Witt O’Brien’s Financing Adjustments		Pro Forma Combined		Pro Forma Combined In US$ Thousands(2)
Class B ordinary shares, $0.0001 par value (converted equivalent par value being R$0.0005); 50,000,000 shares authorized; 6,305,000 shares issued and outstanding as of June 30, 2022		—		3		—		241,984	i, j		139	n		—			—		242,126	46,225
Additional paid-in capital		—		—		256,416		108,249	c (i), c(ii), e, f, g, k, l, m		863,817	n		(269,511)	B		—		958,971	183,080
Advance for future capital increase		—		—		—		—			—			—			—		—	—
Profit reserves		179,679		—		—		—			—			—			—		179,679	34,303
Capital transactions		(101,997)		—		—		—			—			—			—		(101,997)	(19,473)
Equity valuation adjustment		984		—		—		—			—			—			—		984	188
Accumulated translation adjustment		(71,994)		—		(3,222)		—			—			3,222	B		—		(71,994)	(13,745)
Retained earnings (losses)		78,285		(74,532)		311,687		(152,377)	k, l, m		—			(311,687)			—		(148,624)	(28,374)
Non-controlling interest		40,173		—		—		—			—			—	B				40,173	7,670
Total Shareholders’ Equity (Deficit)		387,050		(74,529)		564,886		(64,038)			864,270			(577,981)			—		1,099,658	209,939
Total liabilities, Redeemable Common Stock and Shareholders’ Equity (Deficit)	R$	1,806,069	R$	1,331,592	R$	838,833	R$	(1,397,482)		R$	864,270		R$	(577,981)		R$	471,420	R$	3,336,721	$637,023

(1)	This column represents additional transaction accounting adjustments related to financing adjustments.
(2)	Solely for the convenience of the reader, we have translated certain amounts included herein from reais into U.S. dollars using the exchange rate as reported by the Central Bank as of June 30, 2022, for reais into U.S. dollars of R$5.238 per US$1.00. The U.S. dollar equivalent information presented herein is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate.
(3)	See Capitalization Table for share information subsequent to the Initial Extension, Second Extension, and Final Redemption.

See Accompanying NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME (LOSS) FOR THE SIX MONTHS ENDED
JUNE 30, 2022
(In thousands of Brazilian reais, except when indicated otherwise, and except share and per share amounts)

	Emergencia Historical (IFRS)		HPX Historical (IFRS, See Note2 for U.S. GAAP to IFRS Conversion)		Witt O’Brien’s Historical (IFRS, See Note2 for U.S. GAAP to IFRS Conversion)		Transaction Accounting Adjustments			Financial Adjustments(1)		Witt O’Brien’s Accounting Adjustments (See Note 5)			Witt O’Brien’s Financing Adjustments			Pro Forma Combined		Proforma Combined In US Thousands(2)
Revenue	R$	654,526	R$	—	R$	455,646	R$	—		R$	—	R$	—		R$	—		R$	1,110,172	$218,613
Cost of services rendered		(520,041)		—		(305,512)		—			—		—			—			(825,553)	(162,567)
Gross profit		134,485		—		150,134		—			—		—			—			284,619	56,046
Operating expenses
Selling, general and administrative expenses		(14,043)		(18,952)		(68,059)		—	aa		—		(7,059)	C		—			(108,113)	(21,289)
Other income, net of expenses		5,163		—		(4,982)		(225,893)	bb		—		—			—			(225,712)	(44,447)
Operating profit		125,605		(18,952)		77,093		(225,893)			—		(7,059)			—			(49,206)	(9,691)
Finance costs		(28,847)		47,359		(3,880)		(1,747)	cc		—		—			(14,534)	ee		(1,649)	(325)
Interest income from operating bank account		5,535		—		—		—			—		—			—			5,535	1,090
Profit (loss) before tax		102,293		28,407		73,213		(227,640)			—		(7,059)			(14,534)			(45,320)	(8,926)
Current income tax and social contribution		(14,685)		—		(6,333)		—			—		1,482	C		4,942	ee		(14,594)	(2,874)
Deferred income tax and social contribution		(5,227)		—		1,183		—			—		—			—			(4,044)	(796)
Profit (loss) for the period	R$	82,381	R$	28,407	R$	68,063	R$	(227,640)		R$	—	R$	(5,577)		R$	(9,592)		R$	(63,958)	$(12,596)
Profit (loss) attributable to:
Owners of the group	R$	78,285	R$	28,407	R$	68,063	R$	(227,640)	dd	R$	—	R$	(5,577)		R$	(9,592)		R$	(68,054)	$(13,401)
Non-controlling interests	R$	4,096	R$	—	R$	—	R$	—	dd	R$	—	R$	—		R$	—		R$	4,096	$805
Basic and diluted weighted average shares outstanding, Class A ordinary shares				25,300,000															16,195,105	16,195,105
Basic and diluted profit (loss) per ordinary share, Class A ordinary shares			R$	0.91														R$	(1.15)	$(0.23)
Basic and diluted weighted average shares outstanding, Class B ordinary shares				6,305,000															39,234,746	39,234,746
Basic and diluted profit (loss) per ordinary share, Class B ordinary shares			R$	0.91														R$	(1.15)	$(0.23)

(1)	This column represents additional transaction accounting adjustments related to financing adjustments.
(2)	Solely for the convenience of the reader, we have translated certain amounts included herein from reais into U.S. dollars using the exchange rate as reported by the Central Bank using the average exchange rate for the six months ended June 30, 2022, for reais into U.S. dollars of R$5.0782 per US$1.00. The U.S. dollar equivalent information presented herein is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate.

See Accompanying NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME (LOSS) FOR THE YEAR ENDED
DECEMBER 31, 2021
(In thousands of Brazilian reais, except when
indicated otherwise, and except share and per share amounts)

	Emergencia Historical (IFRS)		HPX Historical (IFRS, See Note 2 for U.S. GAAP to IFRS Conversion)		Witt O’Brien’s Historical (IFRS, See Note 2 for U.S. GAAP to IFRS Conversion)		Transaction Accounting Adjustments			Financial Adjustments(1)		Witt O’Brien’s Accounting Adjustments (See Note 5)			Witt O’Brien’s Financing Adjustments			Pro Forma Combined		Pro Forma Combined In U.S. Thousands(2)
Revenue	R$	822,203	R$	—	R$	1,046,658	R$	—		R$	—	R$	—		R$	—		R$	1,868,861	$346,370
Cost of services rendered		(618,691)		—		(632,295)		—			—		—			—			(1,250,986)	(231,855)
Gross profit		203,512		—		414,363		—			—		—			—			617,875	114,515
Operating expenses
Selling, general and administrative expenses		(26,837)		(6,279)		(154,081)		(1,079)	aa		—		(14,929)	C		—			(203,205)	(37,662)
Other income, net of expenses		1,355		—		(55,364)		(269,318)	bb		—		—			—			(323,327)	(59,925)
Operating profit		178,030		(6,279)		204,918		(270,397)			—		(14,929)			—			91,343	16,928
Finance costs		(12,804)		56,969		(19,581)		(137)	cc		—		—			(30,884)	ee		(6,437)	(1,193)
Interest income from operating bank account		10,776		—		—		—			—		—			—			10,776	1,997
Profit before tax		176,002		50,690		185,337		(270,534)			—		(14,929)			(30,884)			95,682	17,732
Income tax and social contribution		(37,860)		—		(11,843)		—			—		3,135	C		10,501	ee		(36,067)	(6,685)
Deferred income tax and social contribution		—		—		1,937		—			—		—			—			1,937	359
Profit for the year	R$	138,142	R$	50,690	R$	175,431	R$	(270,534)		R$	—	R$	(11,794)		R$	(20,383)		R$	61,552	$11,406
Profit Attributable to:
Owners of the group	R$	131,117	R$	50,690	R$	175,431	R$	(266,896)	dd		—	R$	(11,794)		R$	(20,383)		R$	58,165	$10,780
Non-controlling interests	R$	7,025	R$	—	R$	—	R$	(3,638)	dd	R$	—	R$	—		R$	—		R$	3,387	$626
Basic and diluted weighted average shares outstanding, Class A ordinary shares				25,300,000															16,195,105	16,195,105
Basic and diluted profit (loss) per ordinary share, Class A ordinary shares			R$	1.62														R$	1.11	$0.21
Basic and diluted weighted average shares outstanding, Class B ordinary shares				6,305,055															39,234,746	39,234,746
Basic and diluted profit (loss) per ordinary share, Class B ordinary shares			R$	1.62														R$	1.11	$0.21

(1)	This column represents additional transaction accounting adjustments related to financing adjustments.
(2)	Solely for the convenience of the reader, we have translated certain amounts included herein from reais into U.S. dollars using the exchange rate as reported by the Central Bank using the average exchange rate for the year ended December 31, 2021, for reais into U.S. dollars of R$5.396 per US$1.00. The U.S. dollar equivalent information presented herein is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate.

See Accompanying NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and the WOB Acquisition occurred on the dates indicated.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Emergencia has elected not to present autonomous entity adjustments and will only be presenting transaction accounting adjustments and financing adjustments in the unaudited pro forma condensed combined financial information.

Management has concluded that no autonomous entity adjustments are required in accordance with Regulation S-X, as the historical financial statements of Emergencia, HPX and Witt O’Brien’s include all activity for the New PubCo to operate an autonomous, or standalone entity, and hence, no such adjustments have been made in the pro forma financials. This includes all Emergencia attributable shared service costs from Ambipar recorded in Emergencia’s historical financial statements that reflect an arm’s length transaction for an autonomous, or standalone entity.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New PubCo filed consolidated income tax returns during the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of income (loss) are based upon the weighted average number of Emergencia’s shares outstanding for the six months ended June 30, 2022 and the year ended December 31, 2021, assuming the Business Combination and the WOB Acquisition occurred on January 1, 2021.

As a result of the Business Combination, the New PubCo Warrants remain classified as a liability, and continue to be recognized at fair value, with subsequent changes in fair value recognized in the statement of income (loss). As such, no pro forma adjustment has been made.

In connection with the Business Combination, New PubCo implemented the New PubCo Equity Plan which became effective as of Closing. The financial statement impact of the New PubCo Equity Plan is not yet known and cannot be readily estimated at this stage, therefore its impact has not been included in the unaudited pro forma condensed combined financial statements.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2022 are as follows (using the June 30, 2022 translation rate of R$5.238 into US$1.00):

Transaction Accounting Adjustments:

(a)	Reflects the reclassification of R$1,327.2 million of cash and cash equivalents held in the Trust Account that became available following the Business Combination.

(b)	Reflects the repayment of the working capital loan taken out by HPX of R$3.7 million that was payable upon a business combination. Subsequent to June 30, 2022, HPX took an additional working capital draw of R$1.0 million ($205,000) under the promissory note dated June 24, 2022, and an additional working capital draw of R$2.1 million ($410,000) under an additional promissory note, and the aggregate amounts outstanding under such promissory notes were forgiven prior to the consummation of the Business Combination. Such borrowings and debt forgiveness, net have an immaterial effect on the pro forma statement of financial position. For more information, see “Summary of the Proxy Statement/Prospectus — Recent Developments — Additional Loans Under the Unsecured Promissory Notes” included in the Proxy Statement/Prospectus.

(c)	Transaction costs:

(i)	Reflects the additional HPX non-recurring transaction costs in the amount of R$44.5 million including the payment of accrued transaction costs in the amount of R$0.8 million (R$43.7 million, net), that were all paid at Closing.

(ii)	Reflects the additional Ambipar and New PubCo non-recurring transaction costs in the amount of R$49.8 million, that were paid at Closing.

(d)	Reflects the payment in cash of R$1,021.7 million due to the redemption of 19,472,483 HPX Shares in connection with the Initial Extension and R$191.6 million due to the redemption of 3,650,973 HPX Shares in connection with the Second Extension, pursuant to the respective Extension Amendments after the announcement of the Business Combination, and R$66.3 million due to the redemption of 1,258,439 shares in connection with the Final Redemption.

(e)	Reflects the termination of the agreement with Credit Suisse to pay R$46.4 million of deferred underwriters’ fees incurred in connection with HPX’s IPO that were due upon completion of the Business Combination.

(f)	Reflects the reclassification of non-redeemed shares from liability to permanent equity of R$47.6 million upon the Closing of the Business Combination. The reclassification of non-redeemed shares from liability to permanent equity is calculated as R$1,327.2 million of HPX loans and financing (before extension votes) less R$1,021.7 million of shares redeemed in connection with the Initial Extension at a redemption price of approximately $10.018 per share, R$191.6 million of shares redeemed in connection with the Second Extension at a redemption price of approximately $10.064 per share as of June 30, 2022, and R$66.3 million of shares redeemed in connection with the Final Redemption at a price of $10.060 per share, and foreign exchange rate of $1.00 to R$5.238 as of June 30, 2022.

(g)	Reflects the issuance of 11,000,000 Earn-Out Shares in accordance with the Business Combination Agreement in the amount of R$44.7 million. The Earn-Out Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the unaudited pro forma condensed combined statement of financial position. The fair value of the Earn-Out Shares is measured using a Monte Carlo simulation model at each measurement date. The key assumptions used were initial stock price of $10.00/share and a volatility rate of 21.29%.

(h)	Subsequent to June 30, 2022, the Sponsor entered into the Downside Protection Agreements with the PIPE Investors, the Non-Redeeming Shareholders and the XP Non-Redeeming Shareholder, pursuant to which such DPA Beneficiaries are provided with certain downside protection rights subsequent to the Closing Date. Subject to the terms and conditions of the Downside Protection Agreements, the DPA Beneficiaries may receive, on a pro-rata basis, an aggregate of up to 1,050,000 New PubCo Class A Ordinary Shares directly from the Sponsor. While such liability to transfer the DPA Pro Rata Downside Protection Shares is the Sponsor’s responsibility, HPX, as an entity being controlled by the Sponsor, recognized a liability of $3.1 million (R$16.2 million) in its unaudited condensed financial statements as of September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021. Upon completion of the Business Combination, HPX ceased to be controlled by the Sponsor, as the Sponsor became a minority shareholder in New PubCo, and HPX merged with and into New PubCo. The net effect of recording and reversing the liability have an immaterial effect on the pro forma statement of financial position. For more information, see “Certain Agreements Related to the Business Combination — Downside Protection Agreements” of the Proxy Statement/Prospectus.

(i)	Reflects the issuance of New PubCo Class B Ordinary Shares in the amount of R$242.0 million to Ambipar. The amount includes a downward adjustment of New PubCo Class B Ordinary Shares issued to Ambipar for $3.6 million (R$19.9 million) related to transaction expenses incurred by Emergencia in excess of $9,500,000 not reimbursed by Ambipar pursuant to the terms of the Business Combination Agreement.

(j)	Reflects the recapitalization of HPX under the Sponsor Recapitalization, whereby HPX Class B Ordinary Shares were exchanged for and converted into HPX Class A Ordinary Shares. The effect of this reclassification is an immaterial adjustment on the pro forma statement of financial position.

(k)	Reflects the compensation expense of R$1.0 million for HPX Restricted Stock Units converted to New PubCo Restricted Stock Units upon vesting using par value R$0.0005 per share at a redemption price of R$52.38 per share as of June 30, 2022. The New PubCo Restricted Stock Units vested in full at Closing and represent 20,000 non-redeemable New PubCo Class A Ordinary Shares that will settle on a date as soon as practicable following vesting but in no event more than 30 days after vesting.

(l)	Reflects the reclassification of R$74.5 million of HPX’s historical accumulated deficit to additional paid-in capital upon consummation of the Business Combination.

(m)	Reflects the difference in the amount of R$225.9 million between the fair value of the equity instruments issued to acquire HPX and the fair value of the identifiable net assets acquired. This represents a stock exchange listing service of New PubCo under IFRS 2 Share-Based Payments. The listing expense is calculated as follows, in thousands of reais:

(in thousands of reais)	Six Months ended June 30, 2022
Fair value of public and sponsor equity instruments to acquire HPX(1)	R$	149,352
Less: Fair value of Earn-Out Shares		44,654
Fair value of equity instruments issued to acquire HPX(2)		104,698
Net Liabilities of HPX as of June 30, 2022(3)(4)(5)		(26,912)
Less: HPX’s transaction costs		94,284
Adjusted net assets/(liabilities) of HPX as of June 30, 2022		(121,196)
IFRS 2 charge for listing services	R$	225,894

(1)	Estimated fair value determined based on reference price denoted in the Business Combination Agreement of $10.00/share as of June 30, 2022 and foreign exchange rate of $1.00 to R$5.238.
(2)	The deemed fair value of equity instruments issued to acquire HPX was estimated based on the fair value of public and sponsor shares to acquire HPX, less the adjustment in respect of Earn-Out Shares (see note (g) above).
(3)	Calculated based on exchange rate as of June 30, 2022 of $1.00 to R$5.238. Based on this exchange rate, the net liabilities of HPX as of June 30, 2022 were approximately R$26,912 million.
(4)	Net assets of HPX have been adjusted to reflect the redemption of 19,472,483 shares for R$1,021.7 million, in connection with the Initial Extension, 3,650,973 shares for R$191.6 million in connection with the Second Extension, and 1,258,439 shares for R$66.3 million in connection with the Final Redemption.
(5)	Adjusted net assets (liabilities) of HPX as of June 30, 2022 is calculated as follows:

Total Assets of HPX	R$	1,331,592
Less: Redeemed Shares		1,279,595
Adjusted Total Assets		51,997
Total Liabilities of HPX		78,909
Net liabilities of HPX	R$	(26,912)

Summary of Transacting Accounting Adjustments impacting Additional paid in capital:

Description	Reference	Amount (in thousands of reais)
Non-recurring transaction costs	(c)(i)	R$	(43,686)
Non-recurring transaction costs	(c)(ii)		(49,761)
Settlement of deferred underwriting fee	(e)		46,382
Liability to permanent equity	(f)		47,592
Earnout Shares	(g)		(44,654)
RSU compensation	(k)		1,015
Removal of historical accumulated deficit	(l)		(74,532)
IFRS 2 listing expense	(m)		225,893
Additional paid-in capital adjustments		R$	108,249

Financing Adjustments:

(n)	Reflects gross proceeds of R$864.3 million from the issuance and sale of 16,500,000 New PubCo Ordinary Shares and additional paid-in capital using par value of R$0.0005 per share at a redemption price of R$52.38 per share, including 11,450,000 New PubCo Class A Ordinary Shares issued to PIPE Investors and 5,050,000 New PubCo Class B Ordinary Shares issued in connection with the Ambipar PIPE Financing.

Witt O’Brien’s Financing Adjustments:

(o)	Represents cash proceeds of R$471.4 million borrowed by Emergencia pursuant to the WOB Acquisition. There were minimal direct issuance costs incurred to execute the loan agreement. Interest on the credit facility accrues at 6.36% per annum for purposes of this pro forma financial information.

Reconciliation of Class A and Class B pro forma shares:

Redemption	Reference	Shares	Class A Par Value (in thousands of reais)		Class B Par Value (in thousands of reais)
Historical Balance		—	R$	—	R$	3
Liability to permanent equity	(f)	918,105		25		—
Issuance of New PubCo Class B Ordinary Shares	(i)	34,184,746		—		241,984
Conversion of New PubCo Class B Ordinary Shares to New PubCo Class A Ordinary Shares	(j)	—		—		—
RSU compensation	(k)	20,000		1		—
Financing adjustments	(n)	16,500,000		314		139
Non-redeeming shares		3,807,000		—		—
Totals		55,429,851	R$	340	R$	242,126

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income (Loss) for the Six Months Ended June 30, 2022 and Unaudited Pro Forma Condensed Combined Statement of Income (Loss) for the Year Ended December 31, 2021

The adjustments included in the unaudited pro forma condensed combined statements of income for the six-month period ended June 30, 2022 and the year ended December 31, 2021 are as follows (using the average annual translation rate of R$5.0782 into US$1.00 for the six-month period ended June 30, 2022, and of R$5.396 into US$1.00 for the year ended December 31, 2021):

Transaction Accounting Adjustments:

(aa)	Reflects the compensation expense for HPX Restricted Stock Units converted to New PubCo Restricted Stock Units, fully vested at Closing, for the period ended.

Restricted Stock Units		20,000
Reference Price		$10.00
2021 Average Spot Rate		5.3956
RSU Compensation Expense	R$	1,079,112

(bb)	Reflects the IFRS 2 stock-based compensation expenses for the deemed stock exchange listing of New PubCo, which is the difference between the fair value of the equity instruments issued to acquire HPX and the fair value of the identifiable net assets acquired.

	For the six months ended June 30, 2022		For the year ended December 31, 2021
Net liabilities of HPX	R$	(26,912)	R$	(59,688)
Less: HPX’s transaction costs		94,284		100,449
Adjusted net liabilities of HPX		(121,196)		(160,137)
IFRS 2 charge for listing services	R$	225,894	R$	269,318

(cc)	Reflects the elimination of the interest earned on investments held in the Trust Account. Please note that in order to align with the historical Emergencia statement of income, the HPX interest earned on marketable securities held in the Trust Account was moved to the finance costs caption of the pro forma statement of income (loss). This amount represents Interest income of R$1.7 million for the six months ended June 30, 2022 and R$0.1 million for the year ended December 31, 2021.

(dd)	Reflects the adjustment of income attributable to non-controlling interest in Inversiones Disal Emergencia S.A. to income attributable to controlling interest for the year ended December 31, 2021 as if the acquisition had occurred as of January 1, 2021. Refer to pages F-102 and F-103 of the Proxy Statement/Prospectus for the calculation of the Income attributable to non-controlling interests.

(ee)	Represents the recognition of interest expense on the anticipated loan agreement to fund the WOB Acquisition (refer to adjustment (o) above), as if the draw was executed on January 1, 2021, consisting of R$14.5 million of interest expense for the six months ended June 30, 2022 and R$30.9 million for the year ended December 31, 2021, calculated using the anticipated 6.36% rate of interest and the associated recognition of a tax benefit of R$4.9 million for the six months ended June 30, 2022 and R$10.5 million for the year ended December 31, 2021.

Earnings (loss) per share

Net earnings (loss) per share is calculated using the weighted average New PubCo Class A Ordinary Shares and New PubCo Class B Ordinary Shares outstanding and the issuance of additional New PubCo Class A Ordinary Shares and New PubCo Class B Ordinary Shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes the New PubCo Class A Ordinary Shares and New PubCo Class B Ordinary Shares issued in connection with the Business Combination have been outstanding for the entire period presented. Management notes that the below pro forma earnings (loss) per share calculation excludes Earn-Out Shares as they are not considered to be outstanding as of the Business Combination date.

(in thousands of reais, except share data)	Six Months ended June 30, 2022		Year Ended December 31, 2021
Pro forma net income (loss)	R$	(63,958)	R$	61,552
Basic and diluted weighted average shares outstanding, Class A and Class B ordinary shares		55,429,851		55,429,851
Pro forma net income (loss) per share – basic and diluted, Class A and Class B ordinary shares	R$	(1.15)	R$	1.11
Weighted average shares outstanding – basic and diluted, Class A and Class B ordinary shares(1)
Ambipar(2)		39,234,746		39,234,746
HPX public shareholders (other than the Sponsor and its affiliates (consisting of the Insiders and Rafael Grisolia)(3)		955,205		955,205
Sponsor and its affiliates (consisting of the Insiders and Rafael Grisolia)(4)		1,916,100		1,916,100
PIPE Investors(5)(6)		13,323,800		13,323,800
Total		55,429,851		55,429,851

(1)	Outstanding New PubCo Public Warrants and New PubCo Private Warrants are anti-dilutive and are not included in the calculation of diluted net loss per share. New PubCo currently has 12,650,000 New PubCo Public Warrants and 3,530,000 New PubCo Private Warrants outstanding. Each New PubCo Warrant entitles the holder to purchase one New PubCo Class A Ordinary Share at $11.50 (R$60.24) per share. Subject to the terms of the Warrant Agreement, these warrants are not exercisable until 30 days after the consummation of the Business Combination.
(2)	Includes the 34,184,746 New PubCo Class B Ordinary Shares issued to Ambipar at Closing pursuant to the Business Combination Agreement as well as 5,050,000 New PubCo Class B Ordinary Shares subscribed for and purchased by Ambipar as part of the Ambipar PIPE Financing at a purchase price of $10.00 (R$52.38) per share, pursuant to the Ambipar Subscription Agreement. Excludes the Earn-Out Shares.
(3)	Includes 37,100 New PubCo Class A Ordinary Shares issued to the Non-Redeeming Shareholders and the XP Non-Redeeming Shareholder in a private placement, on the Closing Date, in consideration of the agreements of such Non-Redeeming Shareholders and XP Non-Redeeming Shareholder under their respective Non-Redemption Agreements and XP Non-Redemption Agreement.
(4)	Includes (i) 1,836,100 New PubCo Class A Ordinary Shares held by the Sponsor, (ii) 20,000 New PubCo Class A Ordinary Shares held by each of the three Insiders and (iii) 20,000 fully vested New PubCo Restricted Stock Units that represent 20,000 non-redeemable New PubCo Class A Ordinary Shares that will settle on a date as soon as practicable following Closing but in no event more than 30 days after the Closing Date.
(5)	On February 10, 2023, Cygnus sent the Cygnus Notice to HPX and New PubCo whereby, pursuant to the Cygnus Option, it elected not to be bound by the Cygnus Non-Redemption Agreement and instead to subscribe for 300,000 New PubCo Class A Ordinary Shares pursuant to the Cygnus Subscription Agreement for aggregate gross proceeds of $3,000,000. For more information, about the agreement, see the section titles “Explanatory Note” in the Report.
(6)	Includes 11,450,000 New PubCo Class A Ordinary Shares issued to the PIPE Investors, including Cygnus, under the PIPE Financing pursuant to the Subscription Agreements, and an additional 1,873,800 New PubCo Class A Ordinary Shares issued to the PIPE Investors, including Cygnus, in consideration of their subscription commitments under their respective Subscription Agreements (1,810,000 of which being issued to Opportunity Agro Fund).

2.	U.S. GAAP to IFRS conversion of HPX’s Statement of Financial Position as of June 30, 2022 and Statements of Income for the six months ended June 30, 2022 and the year ended December 31, 2021

HPX’s financial statements have been presented in accordance with U.S. GAAP and are converted to IFRS as follows.

HPX’s management notes there were no U.S. GAAP to IFRS differences after analysis of the HPX statement of income, however presentation adjustments were made to reclassify the captions of change in fair value of warrants, and interest earned on marketable securities held in trust account in the historical HPX statement of income to the finance costs caption of the pro forma statement of income (loss). Thus, to align with the historical Emergencia statement of income, an IFRS to U.S. GAAP conversion footnote is not needed.

A conversion of HPX statement of financial position from U.S. dollars to Brazilian reais, and from U.S. GAAP to IFRS is as follows:

	Before conversion	Before conversion		IFRS		Footnote	After conversion
As of June 30, 2022	(In ‘000 of US$)	(In ‘000 of reais)(a)		conversion		reference	(In ‘000 of reais)
ASSETS
Non-Current Assets
Marketable securities held in Trust Account	$253,381	R$	1,327,212	R$	—		R$	1,327,212
Total Non-Current Assets	253,381		1,327,212		—			1,327,212
Current Assets
Prepaid expenses	58		302		—			302
Cash and cash equivalents	779		4,078		—			4,078
Total Current Assets	836		4,380		—			4,380
Total Assets	$254,218	R$	1,331,592	R$	—		R$	1,331,592
LIABILITIES AND SHAREHOLDER’S DEFICIT
Shareholders’ Deficit
Class B ordinary shares, $0.0001 par value (converted equivalent par value being R$0.0005); 50,000,000 shares authorized; 6,305,000 shares issued and outstanding as of June 30, 2022	1		3		—			3
Accumulated deficit	(14,229)		(74,532)		—			(74,532)
Total Shareholders’ Deficit	(14,229)		(74,529)		—			(74,529)
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 25,300,000 shares at redemption value as of June 30, 2022	253,381		1,327,212		(1,327,212)	b		—
Non-Current liabilities
Loans and borrowings	—		—		1,327,212	b		1,327,212
Deferred legal fees	3,092		16,198		—			16,198
Warrant liabilities	1,575		8,249		—			8,249
Deferred underwriting fee payable	8,855		46,382		—			46,382
Total Non-Current Liabilities	13,522		70,829		1,327,212			1,398,041
Current liabilities
Promissory note – related party	700		3,667		—			3,667
Accounts payable and accrued expenses	682		3,576		—			3,576
Accrued offering costs	160		837		—			837
Total Current liabilities	1,542		8,080		—			8,080
Total Liabilities	$15,065	R$	78,909	R$	1,327,212		R$	1,406,121
Total Liabilities and Shareholders’ Deficit	$254,218	R$	1,331,592	R$	—		R$	1,331,592

For the six months ended of June 30, 2022	Before conversion (In ‘000 of US$)	Before conversion (In ‘000 of reais)(aa)		IFRS conversion		Footnote reference	After conversion (In ‘000 of reais)
Operating and formation costs	$3,732	R$	18,952	R$	—		R$	18,952
Loss from operations	(3,732)		(18,952)		—			(18,952)
Other income (expense):
Finance income	—		—		47,359	bb		47,359
Change in fair value of warrant liabilities	8,982		45,612		(45,612)	bb		—
Interest earned on marketable securities held in Trust Account	344		1,747		(1,747)	bb		—
Net income (loss)	$5,594	R$	28,407	R$	—		R$	28,407

For the twelve months ended of December 31, 2021	Before conversion (In ‘000 of US$)	Before conversion (In ‘000 of reais)(aa)		IFRS conversion		Footnote reference	After conversion (In ‘000 of reais)
Operating and formation costs	$1,164	R$	6,279	R$	—		R$	6,279
Gross profit	(1,164)		(6,279)		—			(6,279)
Other income (expense):
Finance income	—		—		56,969	bb		56,969
Change in fair value of warrant liabilities	10,533		56,832		(56,832)	bb		—
Interest earned on marketable securities held in Trust Account	25		137		(137)	bb		—
Net income (loss)	$9,395	R$	50,690	R$	—		R$	50,690

References — IFRS Adjustments and Reclassifications

The historical financial information of HPX has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information.

(a)	The historical financial information of HPX was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Brazilian reais using the historical closing exchange rate, as of June 30, 2022, of $1.00 to R$5.238.

(b)	Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of HPX’s historical mezzanine equity (HPX Class A Ordinary Shares subject to possible redemption) into Non-Current Liabilities (Loans and borrowings).

The historical statements of income of HPX have been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information.

(aa)	The historical financial information of HPX was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to reais using the average exchange rate of $1.00 to R$5.078 for the six months ended June 30, 2022 and $1.00 to R$5.396 for the twelve months ended December 31, 2021.

(bb)	Reflects the U.S. GAAP to IFRS conversion adjustment for reclassification of the change in fair value of warrant liabilities and Interest earned on marketable securities held in Trust Account to Finance income.

3.	Acquisition of non-controlling interest

On June 28, 2021, Emergencia acquired Inversiones Disal Emergencias S.A (“Inversiones”) wherein the non-controlling interest component of the business was acquired by Emergencia. Inversiones is the holding company that owns 50% of Suatrans Chile. Until June 2021, Suatrans Chile was 100% consolidated with Inversiones and 50% was being disclosed as non-controlling interest by Inversiones. As Inversiones got acquired by Emergencia, Emergencia formally owned, directly and indirectly, 100% of Suatrans Chile from June 28, 2021. As a result, the non-controlling interest held by Inversiones in Suatrans Chile for the period from January 2021 to June 2021 of R$3.6 million will require an adjustment to be made to the pro forma statement of income (loss) as per Regulation S-X. Refer to adjustment (dd) for this adjustment. As the pro forma statement of financial position assumes the transaction occurred as of June 30, 2022, this acquisition is already included in the statement of financial position of Emergencia, and, therefore, no pro forma adjustment is required.

4.	U.S. GAAP to IFRS conversion of Witt O’Brien’s Statement of Financial Position as of June 30, 2022 and Statements of Income for the six months ended June 30, 2022 and the year ended December 31, 2021

Witt O’Brien’s financial statements have been presented in accordance with U.S. GAAP and are converted to IFRS as follows.

A conversion of Witt O’Brien’s statement of financial position and statements of income from U.S. GAAP to IFRS is as follows:

	Successor June 30, 2022
Assets	Total before presentation alignment & conversion (In ‘000 of US$)	Total before presentation alignment & conversion (In ‘000 of reais)		Presentation Alignment		Total before conversion (In ‘000 of reais)		IFRS conversion			After conversion (In ‘000 of reais)
Current Assets
Cash	$1,727	R$	9,046	R$	—	R$	9,046	R$	—		R$	9,046
Receivables	—		—		—		—		—			—
Trade, net of allowance for doubtful accounts of $5,515 and $5,641 in 2022 and 2021, respectively	115,483		604,900		(604,900)		—		—			—
Other	466		2,441		(2,441)		—		—			—
Trade and other receivables	—		—		607,341		607,341		(2,441)	(b)		604,901
Prepaid expenses	443		2,320		—		2,320		(1,289)	(b)		1,031
Other accounts receivable	—		—		1,729		1,729		3,729	(b)		5,458
Other Assets	330		1,729		(1,729)		—		—			—
Total current assets	118,449		620,436		—		620,436		—			620,436

Property and Equipment	—		—		—		—		—			—
Historical Cost	1,619		8,480		(8,480)		—		—			—
Accumulated depreciation	(643)		(3,368)		3,368		—		—			—
Net property and equipment	976		5,112		(5,112)		—		—			—
Property, plant and equipment	—		—		5,112		5,112		14,525	(b), (c)		19,637
Operating Lease Right-of-Use Assets	2,749		14,399		—		14,399		(14,399)	(b)		—

Investments, at Equity, in 50% or Less Owned Companies	1,736		9,093		(9,093)		—		—			—
Intangible Assets, net of accumulated amortization of $1,438 and $843 in 2022 and 2021, respectively	9,762		51,133		—		51,133		(20,795)	(e)		30,338
Deferred Income Taxes	1,685		8,826		—		8,826		—			8,826
Other Assets	227		1,189		(1,189)		—		—			—
Other long term assets	—		—		—		—		10,282	(b)		10,282
Goodwill	—		—		—		—		149,314	(d)		149,314
Other Accounts Receivable	—		—		10,282		10,282		(10,282)	(b)		—
	$135,584	R$	710,188	R$	—	R$	710,188	R$	128,645		R$	838,833
Liabilities and Members Equity
Current Liabilities
Current portion of long-term operating lease liabilities	$496	R$	2,598	R$	—	R$	2,598	R$	—		R$	2,598
Accounts payable and accrued expenses	23,011		120,532		—		120,532		—			120,532
Contract liabilities	5,650		29,595		(29,595)		—		—			—
Other current liabilities	5,695		29,830		(29,830)		—		—			—
Employee benefits	—		—		23,309		23,309		—			23,309
Current income tax and social contribution payable	—		—		4,054		4,054		—			4,054
Other bills to pay	—		—		32,062		32,062		—			32,062
Total current liabilities	34,852		182,555		—		182,555		—			182,555
Long-Term Operating Lease Liabilities	2,266		11,869		—		11,869		—			11,869
Advances from SEACOR	19,397		101,601		(101,601)		—		—			—
Loans and borrowings	—		—		101,601		101,601		(30,611)	(f)		70,990
Other bills to pay	—		—		8,533		8,533		—			8,533
Other Liabilities	1,629		8,533		(8,533)		—		—			—
Total liabilities	58,144		304,558		—		304,558		(30,611)			273,947
Members’ Equity:
Common stock	1		5		(5)		—		—			—
Share Capital	—		—		5		5		—			5
Additional paid-in capital	32,601		170,764		—		170,764		85,652	(g)		256,416
Retained earnings	44,883		235,097		—		235,097		76,590	(i)		311,687
Other comprehensive loss	(45)		(236)		—		(236)		(2,986)	(h)		(3,222)
Total members’ equity	77,440		405,630		—		405,630		159,256			564,886
Total Liabilities and Members Equity	$135,584	R$	710,188	R$	—	R$	710,188	R$	128,645		R$	838,833

	Successor January 1, 2022 through June 30, 2022	Total before presentation alignment & conversion (In ‘000 of US$)	Total before presentation alignment & conversion (In ‘000 of reais)		Presentation Alignment		Total before conversion (In ‘000 of reais)		IFRS conversion			After conversion (In ‘000 of reais)
Operating Revenues	$89,725	$89,725	R$	455,646	R$	—	R$	455,646	R$	—		R$	455,646
Cost of services rendered	—	—		—		305,512		305,512		—			305,512
Gross Profit	89,725	89,725		455,646		(305,512)		150,134		—			150,134
Costs and Expenses
Operating	60,161	60,161		305,512		(305,512)		—		—			—
Administrative and general	12,484	12,484		63,397		(63,397)		—		—			—
Depreciation and amortization	892	892		4,530		(4,530)		—		—			—
Selling, general and administrative expenses	—	—		—		67,927		67,927		132	bb		68,059
Other income, net expenses	—	—		—		4,982		4,982		—			4,982
Operating Income	16,188	16,188		82,207		(4,982)		77,225		(132)			77,093

Other Income (Expense):
Interest expense on advances from SEACOR	(711)	(711)		(3,611)		3,611		—		—			—
Finance costs	—	—		—		(3,611)		(3,611)		(269)	bb		(3,880)
SEACOR management fees	(1,465)	(1,465)		(7,440)		7,440		—		—			—
Foreign currency losses, net	89	89		452		(452)		—		—			—
Other, net	15	15		76		(76)		—		—			—

Income before Income Tax Expense and Equity in Earnings of 50% or Less Owned Companies	14,116	14,116		71,684		1,930		73,614		(401)			73,213
Income Tax Expense (Benefit):
Current	1,014	1,014		5,150		(5,150)		—		—			—
Current income tax and social contribution	—	—		—		6,333		6,333		—			6,333
Deferred	—	—		—		(1,183)		(1,183)		—			(1,183)
Deferred income tax and social contribution	—	—		—		—		—		—			—

Income Before Equity in Earnings of 50% or Less Owned Companies	13,102	13,102		66,534		1,930		68,464		(401)			68,063
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	380	380		1,930		(1,930)		—		—			—
Net Income	13,482	13,482		68,464		—		68,464		(401)			68,063

Foreign currency translation losses, net of tax	(19)	(19)		(96)		—		(96)		—			(96)
Comprehensive Income	$13,463	$13,463	R$	68,368	R$	—	R$	68,368	R$	(401)		R$	67,967

	Successor	Predecessor
	April 15, 2021 through December 31, 2021	January 1, 2021 through April 14, 2021	Total before presentation alignment & conversion (In ‘000 of US$)	Total before presentation alignment & conversion (In ‘000 of reais)		Presentation Alignment		Total before conversion (In ‘000 of reais)		IFRS conversion			After conversion (In ‘000 of reais)
Operating Revenues	$165,696	$28,289	$193,985	R$	1,046,658	R$	—	R$	1,046,658	R$	—		R$	1,046,658
Cost of services rendered	—	—	—		—		632,295		632,295		—			632,295
Gross Profit	165,696	28,289	193,985		1,046,658		(632,295)		414,363		—			414,363
Costs and Expenses Operating	98,641	18,547	117,188		632,295		(632,295)		—		—			—
Administrative and general	20,408	6,487	26,895		145,114		(145,114)		—		—			—
Depreciation and amortization	1,170	426	1,596		8,611		(8,611)		—		—			—
Selling, general and administrative expenses	—	—	—		—		153,725		153,725		356	bb		154,081
Other income, net expenses	—	—	—		—		55,364		55,364		—			55,364
Operating Income	45,477	2,829	48,306		260,638		(55,364)		205,274		(356)			204,918
Other Income (Expense):
Interest expense on advances from SEACOR	(2,815)	(767)	(3,582)		(19,327)		19,327		—		—			—
Finance costs	—	—	—		—		(19,327)		(19,327)		(254)	bb		(19,581)
SEACOR management fees	(10,501)	(707)	(11,208)		(60,473)		60,473		—		—			—
Foreign currency losses, net	(17)	(1)	(18)		(97)		97		—		—			—
Other, net	13	13	26		140		(140)		—		—			—
Income before Income Tax Expense and Equity in Earnings of 50% or Less Owned Companies	32,157	1,367	33,524		180,881		5,066		185,947		(610)			185,337
Income Tax Expense (Benefit):
Current	1,856	339	2,195		11,843		(11,843)		—		—			—
Current income tax and social contribution	—	—	—		—		11,843		11,843		—			11,843
Deferred	(292)	(67)	(359)		(1,937)		1,937		—		—			—
Deferred income tax and social contribution	—	—	—		—		(1,937)		(1,937)		—			(1,937)
Income Before Equity in Earnings of 50% or Less Owned Companies	30,593	1,095	31,688		170,975		5,066		176,041		(610)			175,431
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	962	57	1,019		5,498		(5,498)		—		—			—
Net Income	31,555	1,152	32,707		176,473		(432)		176,041		(610)			175,431
Foreign currency translation losses, net of tax	(26)	(54)	(80)		(432)		432		—		—			—
Comprehensive Income	$31,529	$1,098	$32,627	R$	176,041	R$	—	R$	176,041	R$	(610)		R$	175,431

References — IFRS Adjustments and Reclassifications

The historical statement of financial position of Witt O’Brien’s has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information.

(a)	The historical financial information of Witt O’Brien’s was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Brazilian reais using the historical closing exchange rate, as of June 30, 2022, of $1.00 to R$5.238.

(b)	This adjustment was made to reclassify right of use assets as property, plant and equipment (“PP&E”), trade and other receivables and other accounts equivalents to prepaid expenses, and other accounts receivable to other long-term assets to be consistent with presentation of lease assets within the Emergencia historical financial statements.

(c)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. PP&E was increased to unwind the acquisition fair value adjustment and restore the PP&E to its prior carrying amount.

(d)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. Goodwill was added back to unwind the effect of pushdown accounting and reflect goodwill from Witt O’Brien’s prior acquisitions.

(e)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. Intangible assets were decreased to remove intangible assets acquired in the 2021 business combination and to reflect Witt O’Brien’s intangible assets from its prior acquisitions. Amortization of intangible assets was recalculated to reflect the change on the balance sheet.

(f)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. RLP Loans (advances from Seacor) was decreased to reflect unwinding of pushdown accounting and such amount was reclassed to loans and borrowings as Seacor is no longer a related party for the unaudited condensed combined pro forma financial information.

(g)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. The additional paid-in capital account was adjusted to reflect the unwinding of pushdown accounting.

(h)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. The accumulated translation adjustment account was adjusted to reflect the unwinding of pushdown accounting.

(i)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. The retained earnings account was adjusted to reflect the unwinding of pushdown accounting.

The historical statements of income of Witt O’Brien’s has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information.

(aa)	The historical financial information of Witt O’Brien’s was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Brazilian reais using the average exchange rate of $1.00 to R$5.078 for the six months ended June 30, 2022 and $1.00 to R$5.396 for the twelve months ended December 31, 2021.

(bb)	Reflects the U.S. GAAP to IFRS conversion adjustment for the unwinding of historical pushdown accounting. Selling, general and administrative expenses was increased to reflect the additional amortization charge of Witt O’Brien’s’ intangible assets recognized from prior acquisitions. Selling, general and administrative expenses was also reduced to reclassify the interest expense on lease liabilities to Finance costs.

5.	Preliminary Allocation of Purchase Price

On October 24, 2022, Emergencia acquired all of the issued and outstanding membership interests in Witt O’Brien’s, a provider of crisis and emergency management services for both the public and private sectors located in the United States. As such, the historical financial information has been adjusted to provide the pro forma effect to the WOB Acquisition. The pro forma statement of financial position assumes that the WOB Acquisition occurred as of June 30, 2022 and the pro forma statement of income (loss) assumes that the WOB Acquisition occurred on January 1, 2021.

The transaction has been accounted for as a business combination using the acquisition method of accounting in accordance with IFRS. The following table summarizes the preliminary fair value of the consideration transferred and the preliminary estimated fair values of the major classes of assets acquired and liabilities assumed at the acquisition date. The preliminary fair value of the intangible assets acquired has been determined using prior acquisitions as a benchmark for the purposes of a preliminary purchase price allocation.

Preliminary Purchase Price Allocation (in 000s in reais)
Cash consideration transferred	R$	855,690
Trade and other receivables		331,702
Prepaid expenses		5,458
Other accounts receivable, current and noncurrent		1,031
Property, plant, and equipment		19,637
Deferred taxes		8,826
Other long-term assets		10,282
Intangible assets		362,470
Accounts payable and accrued expenses		(120,532)
Income taxes payable		(4,054)
Other liabilities		(78,371)
Loans and financing		(70,990)
Net Assets Acquired		465,459
Amount Allocated to Goodwill	R$	390,231

The goodwill allocation of R$390.2 million reflects expectations of favorable future growth opportunities and the assembled workforce.

The preliminary purchase price allocation has been translated from U.S. dollars to Brazilian reais using the historical closing exchange rate, as of June 30, 2022, of $1.00 to R$5.238, as reported by the Central Bank.

Pro Forma Adjustments

The following pro forma adjustments were added to give effect to the WOB Acquisition as if it occurred on June 30, 2022 for adjustments to the unaudited condensed combined pro forma statement of financial position, and as of January 1, 2021 for adjustments to the unaudited condensed combined pro forma statement of income (loss).

A.	To reflect the consideration payment in the form of R$855.7 million in cash. This cash consideration is reflective of the price adjustment for net cash received of R$9.0 million and transaction expenses of R$13.1 million for total cash outflow of R$877.8 million.

B.	To reflect the elimination of Witt O’Brien’s historical equity.

C.	To reflect the elimination of historical intangible assets of R$30.3 million along with the fair value of the intangible assets acquired of R$362.5 million. This results in a reduction of the addition to goodwill by R$332.2 million. Our preliminary estimate of the weighted average useful lives of the acquired intangible assets was determined to be 13.0 years for customer relationships and 6 years for trademarks. The difference between the amortization of the historical intangible assets and intangible assets acquired resulted in an increased expense of R$14.9 million and R$7.1 million for the year ended December 31, 2021 and the six months ended June 30, 2022, respectively. The adjustment also reflects the income tax benefit of R$1.5 million for the six months ended June 30, 2022 and R$3.1 million for the year ended December 31, 2021.

D.	To reflect the removal of certain receivables of Witt O’Brien’s not acquired by Ambipar USA in accordance with the WOB SPA.